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                                                                    EXHIBIT 23.2

         CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Intuitive Surgical, Inc. pertaining to the Computer Motion, Inc. Tandem Stock Option Plan and the Computer Motion, Inc. 1997 Stock Incentive Plan of our report dated January 31, 2003 (except for Note 1, as to which the date is May 5, 2003), with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


Palo Alto, California
July 16, 2003